Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Second Quarter Financial Results

Denver, Colorado August 9, 2007 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the quarter and six months ended June 30, 2007, as filed on August 9, 2007, with the US Securities and Exchange Commission and the relevant securities commissions in Canada in the Corporation’s Quarterly Report on Form 10-Q.  Vista reported a consolidated net loss for the three-month period ended June 30, 2007, of US$3.2 million or US$0.10 per share compared to a consolidated net loss of US$0.9 million or US$0.04 per share for the same period in 2006.  The Corporation’s consolidated net loss for the six-month period ended June 30, 2007, was US$4.0 million or US$0.13 per share compared to a consolidated net loss of US$2.0 million or US$0.09 per share for the same period in 2006.  The increased losses for the three-month and six-month periods compared to the respective prior-year periods of US$2.3 million and US$2.0 million, are primarily the result of one-time costs of US$2.4 million related to the completion, on May 10, 2007, of the previously announced Arrangement involving the Corporation, Allied Nevada Gold Corp. and Carl and Janet Pescio.  The transaction resulted in the acquisition by Allied Nevada of the Corporation’s Nevada properties and the Nevada mineral assets of Carl and Janet Pescio.

Upon completion of the Arrangement on May 10, 2007, the Corporation transferred its Nevada properties, and US$25.0 million in cash net of US$0.6 million in loan repayments, Allied Nevada in return for 26,933,055 shares of Allied Nevada common stock. Also, pursuant to the Arrangement, the Corporation’s shareholders exchanged each of their Vista Gold Corp. common shares and received, subject to applicable withholding taxes:  (a) one new share of Vista Gold Corp., (b) 0.794 of a share of Allied Nevada common stock, and (c) any payment they are entitled to receive in lieu of a fractional share of Allied Nevada.  Of the 26,933,055 Allied Nevada shares issued to the Corporation, 25,403,207 shares were distributed to the Corporation’s shareholders, less any applicable withholding taxes, and the Corporation retained 1,529,848 shares to facilitate the payment of any taxes payable by it in respect to the Arrangement.  Holders of Vista Gold Corp. options exchanged their options for options to acquire Allied Nevada shares and options to acquire newly created Vista Gold Corp. shares, and holders of the Corporation’s warrants had their warrants adjusted in accordance with the terms of the warrants.

At June 30, 2007, the Corporation’s total assets were US$53.9 million compared to US$92.7 million at December 31, 2006, representing a decrease of US$38.8 million. The decrease of US$38.8 million was primarily due to US$43.1 million of assets transferred from the Corporation to Allied Nevada upon completion of the Arrangement.  The US$43.1 million included cash of US$24.4 million (being the above US$25 million net of the US$0.6 million loan repayment) and other assets of US$18.7 million, offset by an increase in marketable securities of US$7.0 million which primarily reflects the fair market value of the 1,529,848 shares of Allied Nevada retained by the Corporation to facilitate payment of any taxes payable in respect to the Arrangement.

At June 30, 2007, the Corporation had working capital of US$27.5 million compared to US$49.7 million at December 31, 2006, representing a decrease of US$22.2 million.  The principal component of working capital at both June 30, 2007, and December 31, 2006, is cash and cash equivalents of US$19.0 million and US$48.7 million, respectively.  At June 30, 2007, we had no outstanding debt to banks or financial institutions.

Net cash used in operations was US$1,768,000 for the three-month period ended June 30, 2007, compared to US$1,105,000 for the same period in 2006.  Cash used in operations was US$2,966,000 for the six-month period ended June 30, 2007, compared to US$2,146,000 for the same period in 2006.

Net cash used for investing activities increased to US$26.3 million for the three-month period ended June 30, 2007, compared to US$0.8 million for the same period in 2006. The increase of US$25.5 million mostly reflects the net US$24.4 million cash transferred to Allied Nevada Gold Corp in connection with the closing of the Arrangement. Net cash used for investing activities increased to US$28.3 million for the six-month period ended June 30, 2007, from US$2.3 million for the same period in 2006.  The increase of US$26.0 million is mostly the result of the completion of the Arrangement as noted above.

Net cash provided by financing activities decreased to US$250,000 for the three-month period ended June 30, 2007, from US$19.8 million for the same period in 2006.  Net cash provided by financing activities decreased to US$1.5 million for the six-month period ended June 30, 2007, from US$25.3 million for the same period in 2006.  Warrants exercised during the three-month period ended June 30, 2007 produced cash proceeds of US$250,000 as compared to US$19.7 million for the same period in 2006.  Warrants exercised during the six-month period ended June 30, 2007 produced cash proceeds of US$1.5 million as compared to US$24.8 million for the same period in 2006.  For the both three and six-month periods, the decreases relate to the acceleration of the February 2003 warrants and the September 2004 warrants in May 2006.  There were no accelerations of warrants during 2007.

The selected financial data including the results of operations for the three-month and six-month periods ended June 30, 2007 compared to 2006, and the financial positions as at June 30, 2007 compared to December 31, 2006, is summarized in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Financial Data	2007	2006	2007	2006
U.S. $000’s, except loss per share

Results of operations
Net loss	$(3,228)	$(926)	$(4,004)	$(2,034)
Basic and diluted loss per share	(0.10)	(0.04)	(0.13)	(0.09)

Net cash used in operations	(1,768)	(1,105)	(2,966)	(2,146)
Net cash used in investing activities	(26,290)	(830)	(28,287)	(2,279)
Net cash provided by financing activities	250	19,834	1,512	25,290

	June 30,	December 31,
Financial position	2007	2006

Current assets	$27,904	$50,430
Total assets	53,908	92,731
Current liabilities	415	732
Total liabilities	440	5,604
Shareholders’ equity	53,468	87,127

Working capital	27,489	49,698

About Vista Gold Corp.

Since 2001, Vista has acquired a number of discovered gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have demonstrated that some of the projects would be potentially viable operations at today’s gold prices. Currently, Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and Guadalupe de los Reyes Projects in Mexico, Mt. Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com